EXHIBIT 10.15

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #1 (the “Amendment”) TO THE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 30, 2002, between West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”) and Donald E. Morel, Jr. (the “Employee”).

Background

At a meeting of the Company’s board of directors (the “Board”) on December 11, 2007, the Board approved amendments to the Agreement primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The changes required by Code Section 409A are effective as of January 1, 2005, to the extent required by applicable regulations.

1.           Section 1.13 of the Agreement is amended in its entirety to read as follows:

“ ‘(k) Savings/Deferred Comp Plan’ means the Company’s 401(k) Plan, the Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar plans established from time to time that may allow executive officers to elect to defer taxation of compensation.”

2.           Section 8.1(a) is amended by striking the phrase “(y) could have been compelled to retire” and replacing it with the phrase “reaches normal retirement age,” in the flush paragraph beginning “provided, however…”

3.           Section 6.3 is amended by restating the flush paragraph that begins “The amount specified in clause (a) above…” in its entirety to read as follows:

“Subject to Section 6.3(c), the amount specified in clause (a) above will be paid as a lump sum on the date that is six months following the Termination Date and the payment of such amount and any compensation and benefits under clause (b) above will be in full satisfaction of all claims the Employee may have against the Company and condition upon execution of an agreement and release substantially in the form attached as Exhibit ‘B’ hereto.  If the circumstances of the termination are such that the Employee is also entitled to severance compensation and benefits under Section 7, the Employee will be entitled to receive the larger of the two amounts under this Section 6.3 or Section 7, but not both.  The provisions of Section 8.2 will apply to all payments made under this Section 6.3.”

4.           A new sub-section 6.3(c) is added to the Agreement to read as follows:

“Employee may make an election to receive the amount payable under Section this Section 6.3 in monthly installments beginning no earlier than the sixth month following termination of employment or to receive a later lump sum payment  by filing a written election with the Company on or before December 31, 2008, which specifies the time at which payments are to be made and the amounts of such payments.  The payment of such amounts must be completed no later than the third calendar year following the attainment of normal retirement age under the Retirement Plan, and must be the same as the timing and form of payments elected pursuant to Section 8.3(b).”

4.           Section 8.2 is amended and restated in its entirety as follows:

“8.2.           Additional Payments.

(a)
Gross-Up Payment.  Notwithstanding anything herein to the contrary, if it is determined that any Payment would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an ‘Excise Tax’), then Employee shall be entitled to an additional payment (a ‘Gross-Up Payment’) in an amount that will place Employee in the same after-tax economic position that Employee would have enjoyed if the Excise Tax had not applied to the Payment.

(b)
Determination of Gross-Up Payment.  Subject to the provisions of Section 8.2(c), all determinations required under this Section 8.2, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the accounting firm that was the Company's independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and Employee) (the ‘Accounting Firm’), which shall provide detailed supporting calculations both to Employee and the Company within fifteen days of the Change in Control, the Termination Date or any other date reasonably requested by Employee or the Company on which a determination under this Section 8.2 is necessary or advisable.  If the Accounting Firm determines that no Excise Tax is payable by Employee, the Company shall cause the Accounting Firm to provide Employee with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on Employee's federal income tax return.  Any determination by the Accounting Firm shall be binding upon Employee and the Company.  If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Employee with respect to any Payment (hereinafter an ‘Underpayment’), the Company, after exhausting its remedies under Section 8.2(c) below, shall pay to Employee an additional Gross-Up Payment in respect of the Underpayment.

(c)
Timing of Payment.  The Company shall pay to Employee the initial Gross-Up Payment or any required Underpayment (i) if the Employee is a ‘specified employee’ within the meaning of Section 409A of the Code, on the later of (A) the date that is at least six months after the date of the Employee’s termination of employment or (B) the fifth business day following the receipt by Employee and the Company of the Accounting Firm's determination, or (ii) if the Employee is not a “specified employee” within the meaning of Section 409A the fifth business day following the receipt by Employee and the Company of the Accounting Firm’s determination.  Notwithstanding anything herein to the contrary, any Gross-Up Payment or Underpayment must be paid on or before the end of the Employee’s taxable year following the taxable year in which the applicable Excise Tax is payable.

(d)
Procedures.  Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notice shall be given as soon as practicable after Employee knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  Employee agrees not to pay the claim until the expiration of the thirty-day period following the date on which Employee notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the ‘Notice Period’).  If the Company notifies Employee in writing prior to the expiration of the Notice Period that it desires to contest the claim, Employee shall:  (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Employee; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim.  Employee shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by the Company, Employee agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination  before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs Employee to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Employee on an after-tax and interest-free basis (the "Advance").  The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Employee shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority.  If the Company does not notify Employee in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Employee an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Employee agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.  The Advance, any additional Gross-Up Payments and the reimbursement of any related costs, expenses or taxes payable under this Section 8.2(d) and/or Section 8.2(f) shall be made on or before the end of the Employee’s taxable year following the taxable year in which any additional taxes are payable by the Employee or if no additional taxes are payable the Employee’s taxable year following the taxable year in which the audit or litigation is closed.

(e)
Repayments.  If, after receipt by Employee of an Advance, Employee becomes entitled to a refund with respect to the claim to which such Advance relates, Employee shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  If, after receipt by Employee of an Advance, a determination is made that Employee shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Employee of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Employee and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Employee.

(f)
Further Assurances.  The Company shall indemnify Employee and hold Employee harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Employee with respect to the exercise by the Company of any of its rights under this Section 8.2, including any Losses related to the Company's decision to contest a claim or any imputed income to Employee resulting from any Advance or action taken on Employee's behalf by the Company hereunder.  Subject to the last sentence of Section 8.2(d), the Company shall pay all legal fees and expenses incurred under this Section 8.2 and shall promptly reimburse Employee, or cause the Trust to reimburse Employee, for the reasonable expenses incurred by Employee in connection with any actions taken by the Company or required to be taken by Employee hereunder.  The Company shall also pay all of the fees and expenses of the Accounting Firm, including the fees and expenses related to the opinion referred to in Section 8.2(b).”

5.           Section 8.3 of the Agreement is hereby amended and restated in its entirety as follows:

“8.3.  Payment of Severance Compensation.

(a)           Unless Employee elects otherwise on or before December 31, 2008 in accordance with Section 5(b), the severance compensation set forth in Section 3(a) will be payable in a lump sum on the date which is six month following the Employee’s termination of employment.

(b)           Employee may make an election to receive the amount payable under Section this Section 8.3(a) in monthly installments beginning no earlier than the sixth month following termination of employment (with the first six monthly installments paid in a lump sum at that time) or to receive a later lump sum payment by filing a written election with the Company on or before December 31, 2008, which specifies the time at which payments are to be made and the amounts of such payments.  The payment of such amounts must be completed no later than the third calendar year following the attainment of normal retirement age under the Retirement Plan, and must be the same as the timing and form of payments elected pursuant to Section 6.3(c).”

6.           Section 12(d) is hereby amended by adding the following sentence to the end:

“The invalidity or unenforceability of any provision hereof or Exhibit hereto shall in no way affect the validity or enforceability of any other provision hereof.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written below.

ACCEPTED AND AGREED:                                                                        WEST PHARMACEUTICAL SERVICES, INC.

/s/_Donald E. Morel                                                                               /s/ Richard D. Luzzi
Donald E. Morel                                                                                     Richard D. Luzzi
          Vice President, Human Resources

DATED:  ____________________________                                       DATED:  __________________________________

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